Exhibit 10.5(a)

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

Playboy TV UK/Benelux Limited
Aquis House,
Station Road,
Hayes,
Middlesex
UB3 4DX

For the attention of Andrew Wren

Friday, 16 October 2009

Dear Sir,

Subject to Contract

RE: Agreement to provide Connectivity, uplink and satellite Services via the Eurobird 1 satellite currently under negotiation

This Authority to Proceed Letter (the “Letter”) is issued as confirmation of the agreement reached between Playboy TV UK/Benelux Limited (registered in England under number  3000033)(the "Customer") and Arqiva Limited (registered in England under number 02487597), whose registered office address is at Crawley Court, Winchester, Hampshire, SO21 2QA  (the “Company”) (together the “Parties”).

1.	Negotiaton of the Agreement

The Parties are currently negotiating with each other expeditiously and in good faith to agree an agreement under which the Company will provide the Services to the Customer.  Save as provided in this Letter no commitment for the provision of the Services shall arise until the Parties have signed a binding agreement, prepared by the Company’s lawyers, by no later than 15th November 2009 (“the End Date”) (the "Agreement").  The parties are responsible for their own costs in connection with the negotiation and preparation of the Agreement.

2.	The Services

2.1	The Services shall comprise the Existing Services and New Services and be provided by the Company for the dates and Charges as set out herein.

2.2	From the Service Commencement Date the Existing Services are:
•	A 8 + 1 channel compression system and 1 + 1 statistical multiplexing system based at Hayes;
•	Adaptation multiplexing at BT Tower for interfacing with the BSkyB EPG and CA system – the Customer must have the necessary agreements in place with BSkyB for theseservices;
•	Uplink to the satellite capacity on Eurobird @28.5°E;

•	19Mbit/s of Eurobird capacity net of Reed Solomon (the Company will make this change via planned works within a maximum period of 2 weeks from the Service Commencement Date).

2.3	At a later date to be agreed between the Parties the new services (“the New Services”) will comprise:
•	A 14 + 2 channel compression system and 1 + 1 statistical multiplexing system based at Hayes;
•	Adaptation multiplexing at BT Tower or other Company site for interfacing with the BSkyB EPG and CA system – the Customer must have the necessary agreements in place with BSkyB for these services;
•	Uplink to the satellite capacity on Eurobird @28.5°E;
•	19Mbit/s of Eurobird capacity net of Reed Solomon;
•	The muxed stream of channels would be carried over two new redundant DS3 circuits routed between the Customer site at Hayes to the Company at Chalfont, Newman Street and BT Tower;
•	The existing MediaSphere interactive streamers shall continue to be used

3.	Service Commencement Date and the Works

3.1	The Company shall commence provision of the Services on 16th October 2009 (“the Service Commencement Date”).

3.2
In order to provide the New Services it is necessary for the Company to purchase certain equipment and carry out certain preparatory works  as set out in section 5.2 below and Schedule Two of this Letter prior to signature of the Agreement.

3.3	Upon signature of the Agreement, no later than the End Date this Letter shall be superseded by the Agreement and the Company will provide the Services in accordance with the Agreement.

4.	Terms

4.1
The Company will provide the Services under this Letter on the same terms of the Agreement for the Provision of Uplinking and Satellite Services which the Company has provided to the Customer (the “Agreement Under Negotiation”) as attached. Notwithstanding all other provisions in the Agreement, and without prejudice to any amendments thereto which the Parties may agree,  the following particular clauses shall apply to the Test Services provided under this Letter:

(i)	the warranties in Clause 9 of the Agreement Under Negotiation.
(ii)	the Customer obligations in Clause 3.2 of the Agreement Under Negotiation.
(iii)
the Customer will indemnify and hold harmless the Company against all claims, liabilities, actions, losses, judgments, payments made in settlement, costs (including reasonable legal fees) proceedings,which arise out of or in connection with the Company providing the Services to the Customer, including but not limited to any third party claims brought or allleged against the Company due to the Customer’s use of the Services and the indemnity shall be provided by the Customer to the Company in the terms set out in Clause 5 of the Agreement under Negotiation.

(iv)	the Company’s liability in relation to the provision of the Services under this Letter shall be as set out in Clause 10 of the Agreement Under Negotiation.

2 of 6

5.	Charges

5.1
In consideration of the Company providing the Services from the Service Commencement Date prior to the Agreement being executed, the Customer agrees to pay the Company the charges set out in Schedule One (the “Charges”) in full without settlement or deduction from the Service Commencement Date until the End Date.

5.2
Notwithstanding the fact that we have yet to enter into the Agreement, the Customer   hereby authorises the Company to proceed with the following preparatory work: order the necessary encoding and multiplexing equipment, the terminal equipment for the delivery of terrestrial services and all third party terrestrial networks services required to connect the Customer and the Company’s sites as set out in Schedule Two (“the Preparatory Work”) and to proceed with procuring the necessary goods and services to be used by the Company in carrying out such work.

5.3
In the event that the Agreement has not been concluded by the End Date for any reason whatsoever then in consideration of the Company carrying out the Preparatory Work, the Customer hereby undertakes, upon the Company’s demand, to indemnify the Company against:

(i)
all costs incurred by the Company in purchasing (which shall include the placing of any orders) any equipment or services intended to be used by the Company in carrying out the Preliminary Work or otherwise in the expectation of an Agreement being concluded;

(ii)	the Customer’s unilateral withdrawal or otherwise termination of negotiations prior to signature of the Agreement;

(iii)
any other costs, losses, damages, liabilities or expenses (including without limitation all cancellation charges) the Company suffers or incurs as a consequence of the parties failing to conclude an Agreement.

5.4	The Charges are payable in full without settlement or deduction within thirty (30) days of the date of receipt of this Letter.

5.5	The Customer will pay Value Added Tax where applicable on the Charges at the rate specified by law from time to time.

6.	Timescale

6.1	The Company has agreed to provide the Services under this Letter as a temporary measure which shall expire on the End Date to allow the Parties time to negotiate the Agreement.

6.2	The Parties agree to negotiate in good faith and to use all reasonable endeavours to enter into the Agreement by the End Date and both Parties shall act reasonably and promptly in such negotiations.

6.3
In the event that the Agreement is not concluded by the End Date the Company shall cease to provide the Services under this Letter and will only commence the provision of the Services when the Agreement is executed by the Parties.

3 of 6

7.	Confidentiality

Each Party shall keep confidential and not disclose to any third party, without the prior written consent of the other, any information it receives concerning the business or affairs of the other and shall not use such information for any purpose other than the purpose for which the information has been disclosed. These obligations shall not apply to any information which is in or comes into the public domain through no fault of the recipient.

8.	Law and Jurisdiction

This Letter shall be binding on the Parties and governed by English law and the Parties submit to the exclusive jurisdiction of the English Courts.

Please confirm your agreement and acceptance of the above conditions by signing and returning the enclosed duplicate copy of this letter to the address stated below.

Ben Moon
Arqiva
5th Floor
58 – 60 Berners Street
London
W1T 3NQ

Yours faithfully

For and on behalf of Arqiva Limited

By:	/s/ Nick Thompson	By:	/s/ Julian Portman
	N. Thompson
Title:	Divisional MD	Title:	Divisional FD

Dated:	20/11/09	Dated:	20.11.09

Acknowledged and agreed for and on behalf of Playboy TV UK/Benelux Limited

By:	/s/ Andrew D Wren

Title:	Company Secretary

Dated:	20 October 2009

4 of 6

SCHEDULE ONE

1.1	Charges

The Customer shall pay the Company the following Charges for the Services from the Service Commencement Date until the Completion Date of the Agreement. The term of the Agreement will be 5 years.

•	In year 1 and 2 of the contract the Customer would be charged for 16.5Mbit/s capacity – the additional 2.5Mbit/s would be provided free. The Charge shall be ***** per annum.
•
From Year 3 onwards this capacity would continue to be provided free unless Arqiva required the capacity for another customer – if this was the case then Playboy would have an option to either pay for the additional capacity of relinquish it (all subject to a 15 day decision period). The additional 2.5Mbit/s would increase the total Charge to ***** per annum.

•
Arqiva would have a one time right to terminate the contract on March 31st 2013 if supplier contracts for the satellite capacity are not extended beyond this date subject to 3 months prior written notice.

•	The Company shall issue a one off credit for the sum of ***** at a date to be agreed between the parties.
•	From the date of installation the following connectivity charges for a DS3 circuit to Newman Street and Chalfont Grove from the Customers site at Hayes:
o	Connection charge - *****
o	Annual Rental - *****

1.2	The Costs

In addition if the Customer does not enter into the Agreement Charges:

•	Equipment charge: *****
•	Connectivity charge: *****

5 of 6

SCHEDULE TWO

A Tandberg Multiplex system encompassing:

•	E5710 Encoders with performance upgrade and noise reduction
•	MX5640 Multiplexers
•	nCompass control platform
•	Service monitoring equipment
•	Axon SDI DA and Chassis

 6 of 6